Exhibit 99.1

Investor Contacts:

Gina Hicks

Chief Financial Officer

Phone: 888-482-7671

ghicks@vpco.com

VAPOR CORP. ANNOUNCES HALT IN TRADING OF ITS COMMON STOCK

DANIA BEACH, Fla., Feb. 12, 2016 -- Vapor Corp. (NASDAQ CM:VPCO) (the "Company"), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, was notified by Nasdaq on the afternoon of February 11, 2016 that trading of the Company’s common stock would be halted. The trading halt related to the trading volume and share price of the Company’s common stock.  Nasdaq has not indicated to the Company when trading of the Company’s common stock would resume.  The Company's board of directors is reviewing its options and the Company will continue to make efforts to return its common stock to normal trading status on this exchange or another trading market as quickly as possible. Holders of the Company’s Series A Convertible Preferred Stock and Series A Warrants should contact their brokers or the Company with respect to their conversion and exercise options.

About Vapor Corp.

Vapor Corp., a Nasdaq company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

SOURCE Vapor Corp.